Exhibit 99.1

News Release	Acuity Brands, Inc.
1170 Peachtree Street, NE
Suite 2400
Atlanta, GA 30309

Tel: 404 853 1400
Fax: 404 853 1430

AcuityBrands.com

Company Contact:

Dan Smith

Acuity Brands, Inc.

(404) 853-1423

Acuity Brands Reports Record Fourth Quarter

And Full Year Results

ATLANTA, October 4, 2007 – Acuity Brands, Inc. (NYSE: AYI) today announced record quarterly results for net sales, net income, and earnings per diluted share in its fiscal 2007 fourth quarter ended August 31, 2007. Diluted earnings per share for the fourth quarter increased 25% to $1.16 per diluted share from $0.93 per diluted share in the prior year’s fourth quarter. Net income increased 24% to $51.5 million for the quarter from $41.4 million reported in the year ago period. Net sales for the fourth quarter of fiscal 2007 increased 3% to $693.0 million from $674.5 million reported in the prior year.

Fourth quarter diluted earnings per share of $1.16 was negatively impacted by $0.02 per share attributable to non-tax-deductible costs of $0.8 million related to the planned spin-off of the specialty products business (the “Spin-off”). The Spin-off is on schedule to take place later this fall, as announced in the fourth quarter.

Consolidated operating profit increased $11.2 million, or 15.3%, to $84.1 million in the fourth quarter of 2007 compared with 2006. Consolidated operating profit margin expanded over 130 basis points to 12.1% in the fourth quarter compared to the year-ago period. Professional fees incurred in the fourth quarter in connection with the Spin-off reduced consolidated operating profit by $0.8 million and lowered operating profit margin by 10 basis points.

Net interest expense in the fourth quarter of fiscal 2007 decreased $1.6 million to $6.8 million from $8.4 million reported in the year-ago period due primarily to greater interest

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income generated on higher cash balances. The consolidated income tax rate for the Company was 34.5% and 35.6% for the quarters ending August 31, 2007 and 2006, respectively.

2007 Fiscal Year

Net income for fiscal 2007 was $148.1 million, or $3.37 per diluted share, compared with last year's net income of $106.6 million, or $2.34 per diluted share, an increase in earnings per share of 44%. Consolidated net sales in fiscal 2007 were $2,530.7 million compared with $2,393.1 million reported in the year-ago period, an increase of $137.5 million, or 6%. Consolidated operating profit for fiscal 2007 was $256.9 million compared with operating profit of $197.4 million reported in the prior year, an increase of $59.5 million, or 30%. Operating profit margin expanded over the prior year by approximately 200 basis points to a record 10.2%. Costs related to the Spin-off totaled $2.1 million during the fiscal year, which negatively impacted earnings by $0.05 per diluted share.

Cash and cash equivalents at fiscal year-end totaled $222.8 million, an increase of $134.2 million since the beginning of the fiscal year. During fiscal year 2007, the Company generated record net cash flow from operating activities totaling $241.2 million, an increase of $85.3 million, or 55%, compared with 2006. The growth in net cash flow from operating activities was due primarily to higher net income and lower operating working capital requirements. During fiscal year 2007, the Company invested over $80 million for new capital equipment and the acquisition of Mark Architectural Lighting. Additionally, the Company paid over $26 million in dividends to shareholders while repurchasing a total of 1,008,600 shares of common stock outstanding at an average price of $49.28. The cost of stock repurchases was largely offset by the proceeds from stock issuances under various incentive compensation programs and related tax benefits.

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Acuity Brands Lighting

Net sales for the fourth quarter of fiscal 2007 at Acuity Brands Lighting (“ABL”) increased 3% from the year-ago period. The growth in net sales at ABL was due primarily to more favorable pricing and mix of products sold, the contribution from the Mark Architectural Lighting acquisition completed in July, and foreign currency translation. Excluding the acquisition, net sales at ABL increased 2.4% from the prior year’s fourth quarter. Unit volume of shipments at ABL declined nominally compared with the fourth quarter of 2006 due primarily to the shipment in the year-ago period of orders that had been accelerated in advance of last year’s June price increase for delivery in the fourth quarter.

Vernon J. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands said, “ABL continued to experience favorable demand during the fourth quarter in key sectors of the non-residential construction market. While order rates exceeded those in the year ago period, we experienced some delays in project orders being released from our sales agents. ABL is not immune to the well-reported slowdown in residential construction, though the impact on its results is muted due to the relatively minor participation ABL has in that portion of the market.”

Operating profit at ABL for the fourth quarter of 2007 was $77.2 million and the operating profit margin improved to 14.3%, 170 basis points greater than 2006. The improvement in operating profit margin was due primarily to higher selling prices, a more favorable mix of products sold, and improved productivity in key areas of the business, partially offset by higher costs for raw materials and components, increased selling and distribution costs, and greater expense associated with incentive compensation programs.

Net sales at ABL for the year ended August 31, 2007 were $1,964.8 million, up 6.7% compared with the prior fiscal year. Operating earnings were $251.1 million, an increase of 38.4% compared with last year, and operating profit margin improved 290 basis points to 12.8% for the year. Operating earnings at ABL for fiscal year 2007 included $6.6 million related to a favorable legal settlement, as previously disclosed.

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Acuity Specialty Products

Net sales for the fourth quarter of fiscal 2007 at Acuity Specialty Products (“ASP”) increased approximately 2% from the year-ago period. The increase was due primarily to more favorable pricing and growth in the international markets, partially offset by a modest volume decline in both the domestic industrial and institutional (“I&I”) and retail channels.

Mr. Nagel commented, “Solid fourth quarter results reflect the fine job the leadership team at ASP did managing the business during a period of great distraction resulting from preparation for the Spin-off. While domestic shipments declined modestly during the fourth quarter as a result of fewer new sales representatives hired while management implemented enhanced recruiting and retention programs for sales representatives, ASP continued to recognize benefits from its pricing strategies. Additionally, sales were negatively impacted by both inventory reductions and timing of promotional activities at a major retail customer.”

The operating profit at ASP for the fourth quarter was $16.2 million, up 4.1% compared with last year’s fourth quarter, and the operating profit margin increased over 20 basis points to 10.6%. These improvements reflect favorable pricing, growth in international markets, and tight management of operating expenses, partially offset by increased raw materials costs and higher property, casualty, and workers compensation costs due to recent adverse claim experience.

Net sales at ASP for fiscal year 2007 were $565.9 million, up 2.5% compared with the prior fiscal year. Operating earnings were $39.6 million and the operating profit margin was 7.0% for the year. The operating earnings for ASP for fiscal year 2007 included special legal and environmental charges of $7.3 million, as previously disclosed.

The consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP) are supplemented by a table of adjusted business segment operating results, which includes non-GAAP financial information. This non-GAAP financial information is provided to enhance the user's

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overall understanding of the Company's current financial performance and prospects for the future. Specifically, management believes the non-GAAP financial information provides useful information to investors by excluding or adjusting certain items affecting reported operating results that were unusual and not indicative of the Company's core operating results. This non-GAAP financial information should be considered in addition to, and not as a substitute for or superior to, results prepared in accordance with GAAP. The non-GAAP financial information included in this news release has been reconciled to the nearest GAAP measure.

Commentary and Outlook

Mr. Nagel continued, “2007 was another outstanding year for Acuity Brands. We shipped more products and generated more income and cash in the fourth quarter and for the full year than any other respective periods in our history. Additionally, consolidated operating profit margins exceeded 10% for the first time in the Company’s history. Our performance reflects the crisp execution of key strategic initiatives by our 10,000 associates world-wide, providing significant benefits from enhanced service to customers, the successful introduction of new and innovative products, and improved productivity. Additionally, we continued to manage our financial assets effectively, further reducing operating working capital as a percentage of net sales to 13.2% at the end of fiscal 2007 from 14.4% in the year-ago period.

“Looking ahead to fiscal 2008, at ABL we will continue to focus on driving profitable growth by providing our customers with superior value through ongoing programs to enhance service, improve product quality, and accelerate the introduction of new and innovative product and services, while maintaining our disciplined approach to pricing. In addition, our 2008 results should benefit from recent price increases and our on-going initiatives to improve productivity and reduce cycle times. Based on current order rates and third-party projections of construction activity, we also anticipate continued positive unit volume growth in key areas of the non-residential construction market in fiscal 2008. We further expect ABL’s cash flow from operations to remain strong in 2008 and we expect to invest between $35 million and $40 million in capital expenditures during the year. While we are optimistic about our future prospects, ABL is not without challenges

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in 2008. We continue to monitor economic factors such as costs for energy, raw materials and components; the uncertainty caused by the potential for more strict lending standards for commercial projects; the potential for a slowing U.S. economy, which could impact the pace of growth in non-residential construction; the potential economic repercussions that could result from instability caused by worldwide political events; and the risk for changes in competitive pricing dynamics.

“Similarly, ASP (to be named Zep Inc., after the Spin-off) will continue to focus on improving its financial performance by providing customers with enhanced services and new products, including an expanded offering that is more environmentally friendly, optimizing operating efficiencies, enhancing its sales organization and expanding its access to new markets and new channels. ASP also faces challenges in 2008 regarding costs for raw materials and uncertainty regarding the strength of the U.S. economy. It has the added challenge and opportunity of becoming an independent company. We expect the new company to accelerate programs to drive profitable growth and continue its history of strong cash generation, while investing between $10 million and $15 million in capital expenditures in fiscal 2008.”

Mr. Nagel concluded, “Possibly the biggest risk that each business faces is the ability to successfully accomplish their key strategic initiatives, which we are counting on to continue to fuel gains in our overall performance for key stakeholders. However, all this notwithstanding, with proper execution and the continuation of the current economic and market environment, ABL and ASP expect to continue to profitably grow in their key markets. More specifically, after excluding the activities and costs associated with the Spin-off, we believe that Acuity Brands, with ABL as its lone operating subsidiary, will again meet or exceed our long-term financial goals of generating on a continuing operations basis consolidated operating margins in excess of 10%; growing earnings per share in excess of 15%; providing a return on stockholders’ equity of 20% or better; and generating cash flow from operations less capital expenditures that is in excess of net income. Our objectives are to excel in providing our customers with a superior experience, our associates with great opportunities, and our shareholders with consistent upper-quartile performance.”

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The Company’s certifying public accountant’s audit opinion with respect to the fiscal year-end financial statements will not be issued until the Company completes the final 10-K report and evaluation of internal controls over financial reporting. Accordingly, the financial results reported in this earnings release are preliminary pending completion of the audit.

Conference Call

As previously announced, the Company will host a conference call to discuss fourth quarter results today, October 4, 2007, at 10:00 a.m. ET. Interested parties may listen to this call live today or hear a replay at the Company's Web site: www.acuitybrands.com.

Acuity Brands, Inc., with fiscal year 2007 net sales of approximately $2.5 billion, is comprised of Acuity Brands Lighting and Acuity Specialty Products. Acuity Brands Lighting is one of the world's leading providers of lighting fixtures and includes brands such as Lithonia Lighting®, Holophane®, Peerless®, Hydrel®, American Electric Lighting®, Gotham®, Carandini®, SpecLight®, MetalOptics® and Antique Street Lamps™. Acuity Specialty Products is a leading provider of specialty chemicals and includes brands such as Zep®, Zep Commercial®, Enforcer®, and Selig™. Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 10,000 associates and has operations throughout North America and in Europe and Asia.

Forward Looking Information

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that may be considered forward-looking include statements incorporating terms such as “expects,” “believes,” “anticipates”, “should” and similar terms that relate to future events, performance, or results of the Company, including, without limitation, statements made regarding (1) the Spin-off taking place later this fall; (2) with respect to ABL in 2008: driving profitable growth; results benefiting from recent price increases and initiatives to improve productivity and reduce cycle times; continued positive unit volume growth in key areas of the non-residential construction market; cash flow from operations remaining strong;

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investing between $35 million and $40 million in capital expenditures; (3) with respect to ASP: improving financial performance by providing customers with enhanced service and new products; optimizing operating efficiencies; enhancing the sales organization and expanding its access to new markets and new channels; accelerating programs to drive profitable growth and continue strong cash generation; (4) ABL and ASP continuing to profitably grow in their key markets; and (5) Acuity Brands, meeting or exceeding the Company’s long-term financial goals of generating on a continuing operations basis consolidated operating margins in excess of 10%; growing earnings per share in excess of 15%; providing a return on stockholders’ equity of 20% or better; and generating cash flow from operations less capital expenditures that is in excess of net income. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management's present expectations or projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; and economic, political, governmental, and technological factors affecting the Company. Please see the other risk factors more fully described in the Company’s SEC filings including the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on July 11, 2007.

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ACUITY BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	THREE MONTHS ENDED
	NET SALES		OPERATING PROFIT (LOSS)
(Amounts in thousands, except per-share data)	AUGUST 31, 2007	AUGUST 31, 2006	AUGUST 31, 2007	AUGUST 31, 2006
ABL	$540,402	$524,313	$77,241	$65,868
ASP	152,568	150,138	16,228	15,592

	$692,970	$674,451	93,469	81,460

Corporate			(9,332)	(8,481)
Other income (expense), net			1,172	(344)
Interest expense, net			(6,779)	(8,395)

Income before taxes			78,530	64,240
Income taxes			27,077	22,873

Net income			$51,453	$41,367

Earnings per share:
Basic earnings per share			$1.20	$.96
Basic weighted-average shares outstanding during period			42,907	42,907
Diluted earnings per share			$1.16	$.93
Diluted weighted-average shares outstanding during period			44,168	44,365

	YEAR ENDED
	NET SALES		OPERATING PROFIT (LOSS)
(Amounts in thousands, except per-share data)	AUGUST 31, 2007	AUGUST 31, 2006	AUGUST 31, 2007	AUGUST 31, 2006
ABL	$1,964,782	$1,841,039	$251,085	$181,410
ASP	565,886	552,084	39,593	48,769

	$2,530,668	$2,393,123	290,678	230,179

Corporate			(33,743)	(32,770)
Other income (expense), net (1)			1,092	(425)
Interest expense, net			(30,140)	(33,231)

Income before taxes			227,887	163,753
Income taxes			79,833	57,191

Net income			$148,054	$106,562

Earnings per share:
Basic earnings per share			$3.48	$2.43
Basic weighted-average shares outstanding during period			42,585	43,884
Diluted earnings per share			$3,37	$2,34
Diluted weighted-average shares outstanding during period			43,897	45,579

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ACUITY BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollar amounts in thousands)	AUGUST 31, 2007	AUGUST 31, 2006
Assets
Current Assets
Cash and short-term investments	$222,816	$88,648
Receivables, net	388,646	379,622
Inventories, net	192,070	209,319
Other current assets	64,453	60,056

Total Current Assets	867,985	737,645

Property, Plant, and Equipment, net	213,738	211,269
Other Assets	530,785	495,202

Total Assets	$1,612,508	$1,444,116

Liabilities and Stockholders’ Equity
Current Liabilities
Short-term debt	$296	$643
Accounts payable	247,176	243,593
Accrued compensation	79,835	69,360
Other accrued liabilities	143,089	114,198

Total Current Liabilities	470,396	427,794
Long-Term Debt, less current maturities	371,027	371,252
Other Long-Term Liabilities	99,119	102,811
Stockholders’ Equity	671,966	542,259

Total Liabilities and Stockholders’ Equity	$1,612,508	$1,444,116

Current Ratio (1)	1.8	1.7
Percent of Debt to Total Capitalization (2)	35.6%	40.7%

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	TWELVE MONTHS ENDED
(Amounts in thousands)	AUGUST 31, 2007	AUGUST 31, 2006
Cash Provided by (Used for):
Operations-
Net income	$148,054	$106,562
Depreciation and amortization	38,405	39,012
Excess tax benefits from share-based payments	(15,360)	(17,282)
Other operating activities	70,062	27,591

Cash Provided by Operations	241,161	155,883

Investing-
Capital expenditures	(36,869)	(28,560)
Sale of assets	1,909	4,902
Acquisitions	(43,523)	—

Cash Used for Investing	$(78,483)	$(23,658)

Cash Provided by (Used for):
Financing-
Debt	$(648)	$(473)
Dividends	(26,359)	(26,854)
Excess tax benefits from share-based payments	15,360	17,282
Stock Issuances	26,497	61,474
Repurchases of Common Stock	(44,963)	(194,858)

Cash Used for Financing	(30,113)	(143,429)

Effect of Exchange Rate on Cash	1,603	1,319

Net Change in Cash	134,168	(9,885)
Cash at Beginning of Year	88,648	98,533

Cash at End of Year	$222,816	$88,648

(1)	Current Ratio is calculated as Total Current Assets divided by Total Current Liabilities.
(2)	Total Debt is defined as Short-term debt plus Long-Term Debt, less current maturities.

Total capitalization is defined as Total Debt plus Stockholders’ Equity.

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ACUITY BRANDS, INC.

BUSINESS SEGMENT OPERATING RESULTS (Unaudited)

($ in thousands)

	THREE MONTHS ENDED				YEAR ENDED
	August 31				August 31
	2007		2006		2007		2006
		% of Sales		% of Sales		% of Sales		% of Sales
Net Sales:
ABL	$540,402		$524,313		$1,964,782		$1,841,039
ASP	152,568		150,138		565,886		552,084

Total Net Sales	$692,970		$674,451		$2,530,668		$2,393,123

Operating Income (Loss):
ABL, Reported	$77,241	14.3%	$65,868	12.6%	$251,085	12.8%	$181,410	9.9%
Net gain from settlement of Commercial Dispute	—	—	—	—	(6,605)	(0.3)%	—	—

ABL, Adjusted	77,241	14.3%	65,868	12.6%	244,480	12.4%	181,410	9.9%

ASP, Reported	16,228	10.6%	15,592	10.4%	39,593	7.0%	48,769	8.8%
Environmental Related Charges	—	—	—	—	7,300	1.3%	—	—

ASP, Adjusted	16,228	10.6%	15,592	10.4%	46,893	8.3%	48,769	8.8%

Corporate, Reported	(9,332)		(8,481)		(33,743)		(32,770)
Variable Accounting Impact on Share-based Incentive Programs	—		—		—		2,633

Professional Fees Related to Spin-off	831		—		2,099		—

Corporate, Adjusted	(8,501)		(8,481)		(31,644)		(30,137)

Total Operating Income, Reported	84,137	12.1%	72,979	10.8%	256,935	10.2%	197,409	8.2%
Adjustments for Unusual Items	831	0.1%	—	—	2,794	0.1%	2,633	0.1%

Total Operating Income, Adjusted	$84,968	12.3%	$72,979	10.8%	$259,729	10.3%	200,042	8.4%

Depreciation and Amortization:
ABL	$8,062		$7,511		$31,171		$30,393
ASP	1,824		1,979		7,058		8,324
Corporate	3		78		176		295

Total Depreciation and Amortization	$9,889		$9,568		$38,405		$39,012

Capital Expenditures:
ABL	$9,660		$10,034		$31,539		$23,439
ASP	2,439		2,440		5,412		5,117
Corporate	(99)		—		(82)		4

Total Capital Expenditures	$12,000		$12,474		$36,869		$28,560